As filed with the Securities and Exchange Commission on December 20, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	62-1216058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

211 Commerce Street, Suite 300 Nashville, Tennessee	37201
(Address of Principal Executive Offices)	(Zip Code)

FirstBank 401(k) Savings Plan and Trust

(Full title of the plan)

Christopher T. Holmes

President and Chief Executive Officer

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 313-0080

(Name, address and telephone number, including area code, of agent for service)

With Copies To:

Marlee Mitchell

Wes Scott

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Telephone: (615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	500,000(1)	$35.42	$17,710,000	$2,146.46
Participation Interests	(3)	—	—	(4)

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) relates to a maximum of 500,000 shares of common stock, par value $1.00 per share (“Common Stock”), of FB Financial Corporation (the “Company”) that may be purchased with employee contributions pursuant to the FirstBank 401(k) Savings Plan and Trust (the “401(k) Plan”).

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on December 17, 2018, in accordance with Rule 457(c) of the Securities Act.

(3)

Pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of participation interests to be offered or sold pursuant to the 401(k) Plan. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the 401(k) Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(4)

Pursuant to Rule 457(h)(2) of the Securities Act, because this Registration Statement also registers participation interests in the 401(k) Plan, no separate fee is required for such participation interests.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information for the 401(k) Plan specified in Item 1 and Item 2 of this Part I will be sent or given to the persons participating in the 401(k) Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the introductory note to Part I of Form S-8, such documents need not be filed with the United States Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the SEC, are hereby incorporated by reference into this Registration Statement, except to the extent that such documents, any portions thereof or any exhibits thereto are “furnished” to the SEC:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed with the SEC on March 16, 2018 (the “Annual Report”);

(b)

The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 (filed with the SEC on May 10, 2018), June 30, 2018 (filed with the SEC on August 9, 2018) and September 30, 2018 (filed with the SEC on November 8, 2018);

(c)

The information specifically incorporated by reference into the Annual Report from the Company’s Definitive Proxy Statement on Schedule 14A for the 2018 Annual Meeting of Shareholders that was filed with the SEC on April 17, 2018;

(d)

The Company’s Current Reports on Form 8-K that were filed with the SEC on April 6, 2018, April 12, 2018, April 23, 2018 (except for Exhibit 99.1), May 18, 2018 (except for Item 7.01 and Exhibit 99.1), May 23, 2018 (except for Item 7.01 and Exhibit 99.1), May 25, 2018 (except for Item 7.01 and Exhibit 99.1), October 22, 2018 (except for Item 7.01 and Exhibit 99.1), October 23, 2018 (except for Item 7.01 and Exhibit 99.1), and November 30, 2018 (except for Item 7.01);

(e)

The description of the Common Stock contained in the Registration Statement on Form 8-A (File Number 001-37875) filed with the SEC on September 12, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or report filed for the purpose of updating such description.

Except for information that is “furnished” under Item 2.02 or Item 7.01 (or corresponding information furnished under item 9.01 or furnished as an exhibit) of any Current Report on Form 8-K or other information that is “furnished” to the SEC which is not deemed filed and not incorporated by reference into this Registration Statement, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Tennessee Business Corporation Act

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

Our amended and restated charter and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expenses reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. In addition, we have a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

In addition, our amended and restated charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director of the Company, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Charter of FB Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A (File No. 333-213210), filed on September 6, 2016)

4.2	Amended and Restated Bylaws of FB Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.3	Shareholders’ Agreement (incorporated by reference to Exhibit 10.12 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.4	Registration Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

5.1	IRS Opinion Letter on qualification of plan under section 401 of the Internal Revenue Code*

10.1	FirstBank 401(k) Savings Plan and Trust*

23.1	Consent of RSM US LLP*

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith

No original issue shares of Common Stock will be made available by the Company for acquisition by participants in the Plan. In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of shares of Common Stock is being filed with this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information is the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) and that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on December 20, 2018.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Christopher T. Holmes
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Christopher T. Holmes and James R. Gordon, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file or caused to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully and to all intents and purposes as each might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher T. Holmes	Director, President and Chief Executive Officer
Christopher T. Holmes	(Principal Executive Officer)	December 20, 2018

/s/ James R. Gordon	Secretary and Chief Financial Officer
James R. Gordon	(Principal Financial Officer and Principal Accounting Officer)	December 20, 2018

/s/ William F. Andrews	Director	December 20, 2018
William F. Andrews

/s/ James W. Ayers James W. Ayers	Executive Chairman	December 20, 2018

/s/ J. Jonathan Ayers J. Jonathan Ayers	Director	December 20, 2018

/s/ Agenia W. Clark Agenia W. Clark	Director	December 20, 2018

/s/ James L Exum James L. Exum	Director	December 20, 2018

/s/ Orrin H. Ingram II Orrin H. Ingram II	Director	December 20, 2018

/s/ Emily J. Reynolds	Director	December 20, 2018
Emily J. Reynolds

/s/ Stuart C. McWhorter Stuart C. McWhorter	Director	December 20, 2018

PLAN SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the employee benefit plan ) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on December 20, 2018.

FIRSTBANK 401(K) SAVINGS PLAN AND TRUST

By:	/s/ James R. Gordon
Name:	James R. Gordon
Title:	Secretary and Chief Financial Officer